FOLDERA, INC. (the “Company”)

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the company. The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

1.
The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

2.
The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

3.
The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code or the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

4.
The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual's employment. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

FOLDERA, INC. (the “Company”)

WHISTLEBLOWER POLICY

Introduction

The Company has adopted a Code of Business Conduct and Ethics applicable to all employees that urges employees promptly to discuss with or disclose to their supervisor, senior corporate officers, or the Chairman of the Audit Committee events of questionable, fraudulent, or illegal nature. In addition, the Company recently adopted a Code of Ethics for the Chief Executive Officer and senior financial officers that, among other things, requires prompt internal reporting of violations of that Code, the Code of Business Conduct and Ethics, fraud, and a variety of other matters.

As an additional measure to support our commitment to ethical conduct, the Audit Committee of our Board of Directors has adopted the following policies and procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

1.	Reporting of Concerns or Complaints Regarding Accounting, Internal Controls, or Auditing Matters.

Taking action to prevent problems is part of the Company's culture. If you observe possible unethical or illegal conduct, you are encouraged to report your concerns. Employees and others involved with the Company are urged to come forward with any such information, without regard to the identity of position of the suspected offender.

Employees and others may choose any of the following modes of communicating suspected violations of law, policy, or other wrongdoing, as well as any concerns regarding questionable accounting or auditing matters (including deficiencies in internal controls):

●	Report the matter to your supervisor; or

●	Report the matter to the Company's CEO, CFO, Internal Auditor, or Controller; or

●	Report the matter to the Chairman of the Audit Committee.

2.	Confidentiality.

The Company will treat all communications under this Policy in a confidential manner, except to the extent necessary (a) to conduct a complete and fair investigation, or (b) for reviews of Company operations by the Company's Board of Directors, its Audit Committee, and the Company's independent public accountants.

Moreover, if your situation requires that your identify be protected, please submit an anonymous report as set forth in Schedule A. Please be aware that the number and post office box identified for the Chairman of the Audit Committee is under the complete control of the Audit Committee Chairman.

3.	Retaliation.

Any individual who in good faith reports a possible violation of the Company's Code of Business Conduct and Ethics, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, or of law, or any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or who assists in the investigation of a reported violation, will be protected by the Company. Retaliation in any form against these individuals will not be tolerated. Any act of retaliation should be reported immediately and will be disciplined appropriately.

Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against any employee in the terms and conditions of the employee's employment because of any lawful act done by that employee to either (a) provide information, cause information to be provided, or otherwise assist in any investigation regarding any conduct that the employee reasonably believes constitutes a violation of any Company code of conduct, law, rule, or regulation, including any rule or regulation of the Securities and Exchange Commission or any provision of Federal law relating to fraud against shareholders, or (b) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or, to the employee's knowledge, about to be filed relating to an alleged violation of any such law, rule, or regulation.